UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2006

WEYERHAEUSER COMPANY
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	1-4825 (Commission File Number)	91-0470860 (IRS Employer Identification No.)

Federal Way
Washington 98063-9777
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (253) 924-2345

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In connection with today's filing by Franklin Mutual Advisers, LLC, of an amended Schedule 13D disclosure concerning Weyerhaeuser Company, Weyerhaeuser today sent the following response to Franklin Mutual Advisers.

December 14, 2006

Mr. Peter Langerman, Chief Executive Officer
Mr. Michael Embler, Chief Investment Officer
Franklin Mutual Advisers, LLC
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078

Dear Messrs. Langerman and Embler:

Thank you for your letter dated December 13, 2006. Our Board and I have reviewed it and appreciate your continued interest in Weyerhaeuser.

Weyerhaeuser’s Board of Directors and management are firmly committed to improving the company’s financial performance and enhancing shareholder value. Our ongoing review of options to create additional value has included a detailed analysis of the benefits, complexities, and risks of various alternative structures. That review has led us to the determination that the most value creating alternative would be equitable tax treatment for C-corp. timberlands owners. We will continue to actively support the industry initiative for tax legislation, however, in light of the uncertainties surrounding a legislative remedy we are now revisiting alternatives.

As you note, during the last 18 months we have taken action to restructure Weyerhaeuser’s operations to create value for shareholders. In August 2006, we announced a definitive agreement to combine our Fine Paper business and related assets with Domtar. The transaction will give Weyerhaeuser shareholders 55 percent ownership in the new company, which will be the North American market leader in fine paper, and includes a $1.35 billion cash payment to Weyerhaeuser. The transaction with Domtar will provide Weyerhaeuser shareholders with the opportunity to participate in the benefits of owning the combined company. This compelling combination is expected to be tax-free for Weyerhaeuser and its shareholders and is on-track to close in the first quarter of 2007.

We have also closed or sold operations in order to enhance returns for shareholders and to position the company for improved performance. Some of the actions include:

•	Cellulose Fiber and White Papers: The closure of the Cosmopolis, Washington pulp mill, the Prince Albert, Saskatchewan facility and a fine paper machine in Dryden, Ontario.
•	Wood Products: The restructuring of the Residential Wood Products business, which has been renamed iLevel. By combining five separate businesses into one, Weyerhaeuser can now bundle all products and technologies to provide a unique framing solution to our customers. We have also announced the permanent closure of the veneer and plywood facilities in Mountain Pine, Arkansas and Wright City, Oklahoma and a large-log saw mill in Aberdeen, Washington, and sold our composite panels business.

•
Timberlands: The sale of 635,000 acres of private timberlands in British Columbia and the annual harvesting rights to 3.6 million cubic meters of public land timber, to Brascan Corporation for approximately $970 million, plus working capital. The sale also included five softwood sawmills, with a combined annual production of 690 million board feet, and two remanufacturing facilities.

•
Containerboard Packaging: The previously announced restructuring of this business, which has already resulted in the closure of 10 packaging plants and the 350,000-ton linerboard machine at Plymouth, North Carolina.

With regard to the Containerboard Packaging restructuring, the benefits of increased customer service and more efficient asset utilization are already being realized. Upon completion of the restructuring, we expect to achieve substantial earnings improvements. We share your sense of urgency and are committed to completing the restructuring of these operations in the shortest time possible.

In addition to the actions discussed above, we strategically grew our real estate business through the acquisition of Maracay Homes to give us access to the high-growth markets of Phoenix and Tucson, and expanded existing real estate operations into the Portland, Oregon and Sacramento markets. We are also growing our timberlands in South America and we have begun a process of constructing converting facilities.

The Board has demonstrated a strong commitment to returning value to shareholders. Over the last 18 months, we have increased Weyerhaeuser’s annual dividend twice to $2.40 per share, an increase of 50 percent. We have also continued to aggressively execute on Weyerhaeuser’s 18 million share repurchase program.

We welcome the perspective of all Weyerhaeuser shareholders.

Sincerely,

Steven R. Rogel
Chairman, President & CEO
Weyerhaeuser Company

cc:  Board of Directors of Weyerhaeuser Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weyerhaeuser Company

By:	/s/ Sandy D. McDade
Sandy D. McDade
Senior Vice President and General Counsel

Date:  December 14, 2006